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                           SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                        of 1934 [Amendment No. ______]


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Filed by a Party other than the Registrant [_]

Check the appropriate box:

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[_]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SAFETY-KLEEN CORP.
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  $125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[_]  Fee previously paid with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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FOR IMMEDIATE RELEASE                                     Contact:  Maureen Fisk
                                                                    847-468-2452


                      SAFETY-KLEEN BOARD REJECTS REVISED
                         LAIDLAW ENVIRONMENTAL OFFER;
                  WILL ADJOURN SPECIAL MEETING TO FEBRUARY 25


          February 9, 1998 -- Elgin, Illinois - Safety-Kleen Corp. (SK/NYSE) today announced that its Board of Directors has rejected Laidlaw Environmental Services, Inc.'s ("LLE") revised hostile exchange offer. In a letter issued to shareholders, Safety-Kleen Chairman and Chief Executive Officer Donald W. Brinckman outlined the Board's review of the revised Laidlaw Environmental exchange offer. The text of the letter follows:


Dear Shareholder:

     The Board of Directors of Safety-Kleen continues to believe that the $27.00 all cash Merger Agreement with the Philip Group is in the best interests of Safety-Kleen and its shareholders, and, therefore, has unanimously recommended that all shareholders of Safety-Kleen reject the Amended Laidlaw Environmental Exchange Offer. The Board reached its conclusions at meetings on January 31, 1998, February 3, 1998 and February 7, 1998, in which it thoroughly reviewed the Amended Laidlaw Environmental Exchange Offer with the assistance of its advisors. At its February 7 meeting, the Board received the advice of Philip Services Corp. that, although bank approvals are required, it is "confident that the commitment for funding [Philip's] portion of the SK Parent entity will be in place in advance of the shareholder meeting and that [Philip's] funding will be in place when required." The full text of Philip's letter is set forth in the proxy supplement being transmitted to shareholders today.

     Despite Laidlaw Environmental's late January changes to its proposal, the ultimate value of that proposal is still affected by the value of its stock and many of the Board's initial concerns remain. As a result of the transactions, the combined entity would carry more than $2.3 billion of debt resulting in a debt-to-equity ratio of more than 71% compared to Safety-Kleen's ratio of approximately 29%. Safety-Kleen shareholders would own a substantial portion of the stock in the highly-leveraged company.

     The Board remains convinced that Laidlaw Environmental cannot achieve its estimated $100-$130 million of synergies due to our conviction that there is very little overlap between Safety-Kleen's core service business and Laidlaw's landfill and incineration business. We do not believe that Laidlaw can accomplish more than $26.4 million to $28.4 million of synergies without significant reduction in service quality, revenue and profit. Laidlaw Environmental's proposed transaction would not prove accretive to shareholders without Laidlaw Environmental achieving significant synergies. It is important to emphasize that Laidlaw Environmental has a base of 18,000 mid to large-size customers compared with Safety-Kleen's nearly 400,000 customers consisting primarily of smaller-quantity generators. Safety-Kleen has a very transaction-driven business performing over five million services annually.

     Your Directors also considered the value of the $12.00 common stock portion of Laidlaw Environmental's offer which is dependent upon its stock trading above $4.29 per share. The Laidlaw Environmental stock, which has frequently traded below this minimum level, was viewed by the Board as relatively volatile. On February 6, 1998, Laidlaw Environmental common stock closed at $4.19 per share. The Board is concerned about the potential impact on the market price of Laidlaw Environmental stock from the massive issuance of 129 million to 162 million shares that would result from this
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transaction and other risks relating to Laidlaw Environmental stock described in the proxy supplement, as well as general economic and market uncertainties. The Board believes that given the risks inherent in taking Laidlaw Environmental stock at this time, an all cash $27 per share transaction is preferable.

     The significant differences between the business operations of Safety-Kleen and Laidlaw Environmental were also evaluated as well as the expressed desire of its parent, Laidlaw, Inc., to deconsolidate Laidlaw Environmental from its balance sheet. Safety-Kleen recycles; Laidlaw Environmental incinerates and puts wastes in landfills. The Board believes the latter results in much greater potential environmental liability. If the Laidlaw Environmental transaction were completed, Safety-Kleen shareholders would become subject to these environmental risks from hazardous waste landfills and incinerators.

     The Board, together with the principals of the Philip Group, remains committed to seeking approval of the Merger Agreement at a special meeting of shareholders. That meeting was originally scheduled for February 11. However, in order to provide shareholders with additional time to consider the information set forth in the proxy supplement and Schedule 14D-9 Amendment, the February 11 meeting will be adjourned to Wednesday, February 25, 1998, at 3:00 p.m., central time, at the Elgin Community College Business Conference Center, 1700 Spartan Drive, Elgin, Illinois 60123. Accordingly, no action on the Merger Agreement will be taken at the February 11 meeting.

     We firmly believe that approval of the Merger Agreement is the best decision for all shareholders and urge you to vote "FOR" the proposal.

     Your Board of Directors and I greatly appreciate your continued support and encouragement.

                                   Sincerely,

                                   /s/ Donald W. Brinckman

                                   Donald W. Brinckman
                                   Chairman Of The Board
                                   and Chief Executive Officer


Safety-Kleen stated today that it is filing with the Securities and Exchange Commission supplemental proxy materials and an amended Schedule 14D-9, which discusses in detail the factors considered by the Board (including those noted in Mr. Brinckman's letter) in reaching its determination and conclusions. These materials will be mailed to shareholders promptly.

Safety-Kleen is a leading environmental and industrial service company dedicated to helping nearly 400,000 automotive and industrial businesses recycle and process their waste streams.